As filed with the Securities and Exchange Commission on August 4, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-171963
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Betsy E. Bayha

General Counsel

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Sarah K. Solum

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	2,119,460(1)	$14.55(2)	$30,838,143	$1,211.94

(1)	Represents the number of shares of common stock that are currently issuable upon the conversion of the Zero Coupon Convertible Senior Notes due 2013 and the exercise of warrants. Pursuant to Rule 416 under the Securities Act of 1933, the Registrant is also registering the number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, similar event or other anti-dilution adjustments provided in the notes and warrants.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon average of the high and low prices for the securities on the Nasdaq Global Select Market on July 28, 2008.

PROSPECTUS

Blue Coat Systems, Inc.

2,119,460 SHARES OF COMMON STOCK

We issued Zero Coupon Convertible Senior Notes due 2013 (the “notes”) and warrants to purchase shares of our common stock (the “warrants”) in a private placement on June 2, 2008. This prospectus will be used by the selling stockholders to resell the shares of our common stock, par value $0.0001 per share (the “shares”), following the issuance of such shares upon conversion of the notes and exercise of the warrants. As of the date hereof, the number of shares issuable upon conversion of the notes and exercise of the warrants is 2,119,460.

The shares may be offered and sold from time to time with this prospectus by the holders of those shares or by their transferees, pledgees, donees or successors (all of which we refer to as “selling stockholders”). Securities laws and U.S. Securities and Exchange Commission regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell the shares.

The shares may be sold by the selling stockholders directly to purchasers or through agents, underwriters or dealers. To the extent required, the names of any selling stockholders, agents, underwriters or dealers involved in the resale of the shares, and the agent’s commission, dealer’s purchase price or underwriter’s discount, if any, will be provided in supplements to this prospectus. The selling stockholders will receive all of the proceeds from the resale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to any resale and fees of any counsel acting on behalf of the selling stockholders. We are responsible for the payment of all other expenses incident to the offer and resale of the shares. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “BCSI.” On July 31, 2008, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $14.53.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 12 of our annual report on Form 10-K for the year ended April 30, 2008 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the shares offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The terms “Blue Coat,” “we,” “us,” “our” and the “Company” refer to Blue Coat Systems, Inc. and, except where expressly indicated or the context otherwise requires, its subsidiaries.

BLUE COAT SYSTEMS, INC.

Overview

Blue Coat Systems, Inc. sells a family of products, including both intelligent hardware appliances and software, that secure and accelerate the delivery of business applications and other information over a Wide Area Network (“WAN”), or the public Internet (also known as the Web). Our products are designed to accelerate the performance of our customers’ business applications, and work with both applications on a customer’s computer systems and applications hosted by external providers. In addition to enhancing the performance of applications, our products also are designed to allow customers to more safely use the Internet by providing security from malicious code and inappropriate content. Our appliances also enable policy-based control and centralized management of communications between users and applications across the WAN, Internet and customers’ internal networks.

Our principal markets include the market for Secure Web Gateway products, and the newly evolving WAN Application Delivery market, which includes products that both enhance WAN security and WAN performance, and improve the availability of business applications, where network users are distributed across multiple locations.

Our primary end user customers are medium and large distributed organizations, including finance, government, healthcare, education and other business enterprises. Enterprises deploy our products in their data centers, branch offices, and Internet gateways and mobile devices worldwide.

We were incorporated in Delaware on March 13, 1996 as Web Appliance Inc. We changed our name to CacheFlow, Inc. on March 25, 1996, and completed our initial public offering on November 19, 1999. On August 21, 2002, we changed our name to Blue Coat Systems, Inc. and our ticker symbol for our common stock from CFLO to BCSI.

Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California, 94085, and our telephone number is (408) 220-2200. We maintain a website at http://www.bluecoat.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Packeteer Acquisition and Related Private Placement

In June 2008, subsequent to our fiscal year end, we acquired Packeteer, Inc. for approximately $264 million in cash paid for their common stock, plus the value of assumed stock options and direct transaction costs. Packeteer is a pioneer in delivering sophisticated WAN traffic prioritization through the development and sale of application classification and performance management technologies and products. As a consequence of that acquisition, we added the PacketShaper, Policy Center and Intelligence Center products formerly sold by Packeteer to our product line.

To partially finance the acquisition of Packeteer, on April 20, 2008, we entered into a note purchase agreement pursuant to which we agreed to sell $80 million aggregate principal amount of Zero Coupon Convertible Senior Notes due 2013 at an initial conversion price of $20.76 and warrants to purchase an aggregate of 385,356 shares of common stock of Blue Coat at an exercise price of $20.76 to Manchester Securities Corp. and Francisco Partners II, L.P. in a private placement.

On June 2, 2008, we issued the notes and the warrants to Manchester Securities Corp. and to Francisco Partners II, L.P. and its affiliate, Francisco Partners Parallel Fund II, L.P. The same day, pursuant to the note purchase agreement, we entered into a registration rights agreement with Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., which requires us to file a registration statement that registers the resale of the shares of our common stock underlying their notes and warrants. The registration statement of which this prospectus forms a part is being filed pursuant to that agreement.

About this Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, the selling stockholders may sell the shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the shares that the selling stockholders may offer. Each time a selling stockholder sells shares, the selling stockholders may be required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling stockholder and the terms of the shares being offered. A prospectus supplement may include other special considerations applicable to those shares. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the shares offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the shares offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the shares described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

(a)	Annual Report on Form 10-K for the year ended April 30, 2008;

(b)	The portions of the Definitive Proxy Statement on Schedule 14A for the 2007 annual meeting of stockholders that are incorporated by reference in the Annual Report on Form 10-K for the year ended April 30, 2007;

(c)	Current Reports on Form 8-K filed on May 22, 2008 (but only the report filed pursuant to Item 5.02; the report furnished pursuant to Item 2.02 is not incorporated by reference herein), June 3, 2008, June 10, 2008, June 12, 2008 and June 26, 2008; and

(d)	Registration Statement on Form 8-A dated November 16, 1999.

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California, 94085. Our telephone number is (408) 220-2200.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	expectations with respect to future market growth opportunities;

•	changes in and expectations with respect to revenues and gross margins;

•	future operating expense levels;

•	the impact of quarterly fluctuations of revenue and operating results;

•	our ability to achieve expected levels of revenues and profit contributions from acquired businesses;

•	the impact of macroeconomic conditions on our business;

•	the adequacy of our capital resources to fund operations and growth;

•	investments or potential investments in acquired businesses and technologies (including our recent acquisition of Packeteer, Inc.), as well as internally developed technologies;

•	the expansion and effectiveness of our direct sales force, distribution channel, and marketing activities;

•	the recording of amortization of acquired technology and stock-based compensation; and

•	the impact of recent changes in accounting standards and assumptions underlying any of the foregoing.

In some cases, forward-looking statements are identified by the use of terminology such as “anticipate,” “expect,” “intend,” “plan,” “predict,” “believe,” “estimate,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” or negatives or derivatives of the foregoing, or other comparable terminology.

The forward-looking statements in this prospectus involve known and unknown risks, uncertainties and other factors that may cause industry and market trends, or our actual results, level of activity, performance or achievements, to be materially different from any future trends, results, level of activity, performance or achievements expressed or implied by these statements. For a detailed discussion of these risks, uncertainties and other factors, see the “Risk Factors” section in Item 1A of our Annual Report on Form 10-K for the year ended April 30, 2008. We undertake no obligation to revise or update forward-looking statements to reflect new information or events or circumstances occurring after the date of this prospectus, except as required by applicable law.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale of any shares offered pursuant to this prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “BCSI.” The following table sets forth, for the periods presented, the high and low closing sales prices per share of our common stock on a split-adjusted basis as reported on the Nasdaq Global Select Market.

	High	Low
For the year ended April 30, 2007
First quarter	$11.27	$6.84
Second quarter	$11.38	$6.44
Third quarter	$13.04	$10.93
Fourth quarter	$19.34	$12.94

For the year ended April 30, 2008
First quarter	$27.77	$17.10
Second quarter	$51.56	$24.68
Third quarter	$39.20	$24.58
Fourth quarter	$29.58	$19.50

For the year ending April 30, 2009
First quarter	$25.37	$12.47

On July 31, 2008, there were 427 stockholders of record and the price of our common stock was $14.53. We believe that a significant number of beneficial owners of our common stock hold shares in street name.

DIVIDEND POLICY

Our present policy is to retain earnings, if any, to finance future growth. We have never paid cash dividends and have no present intention to pay cash dividends in the future.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated herein by reference and are exhibits to the registration statement of which this prospectus forms a part. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. We issued 42,060 shares of Series A Preferred Redeemable Convertible Stock in June 2006, and these shares were converted into approximately 4.8 million shares of common stock in September 2007.

Common Stock

As of July 31, 2008 there were 38,319,224 shares of common stock outstanding which were held of record by 427 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to outstanding preferred stock, if any, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be sold pursuant to this prospectus will be fully paid and non-assessable. The common stock is listed on the Nasdaq Global Select Market. The mailing address for the transfer agent and registrar for the common stock is Computershare Limited, P.O. Box 43010, Providence, RI 02940-3010, and the telephone number is (781) 575-2879.

Preferred Stock

The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Blue Coat without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no shares of preferred stock outstanding and no plans to issue any shares of preferred stock.

Certain Provision of Blue Coat’s Certificate of Incorporation and Bylaws

Advance Notice of Proposals and Nominations

Under the terms of our Bylaws, stockholders who intend to present business or nominate persons for election to the board at annual meetings of stockholders must provide notice to our corporate secretary no more than 75 days and no less than 45 days prior to the first anniversary of the date the proxy materials for the prior annual meeting were mailed, as more fully set forth in our Bylaws. If we did not mail proxy materials in connection with the preceding year’s annual meeting, or if we advance the date of the annual meeting by more than 30 days from or delay the date by more than 30 days from the anniversary of the preceding year’s annual meeting, stockholders must provide notice to our corporate secretary by the 90th day prior to the annual meeting or the 10th day after public announcement of the annual meeting is first made, whichever is later.

Limits on Written Consents

Our Certificate of Incorporation provides that stockholders may take action only at an annual meeting or special meeting and may not take action by written consent.

Limits on Special Meetings

Special meetings of our stockholders may only be called by our Chairman of the Board, our President or by the board of directors pursuant to a resolution adopted by a majority of the whole board.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Blue Coat and, accordingly, may discourage attempts to acquire Blue Coat even though such a transaction may offer Blue Coat’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

SELLING STOCKHOLDERS

Selling stockholders, including their transferees, pledgees, donees and their successors (all of whom may be selling stockholders), may from time to time offer and sell pursuant to this prospectus any or all of the shares. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges, donees and their successors.

The following table and related footnotes set forth information with respect to the selling stockholders and the number of shares beneficially owned by each selling stockholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholders to us in a selling stockholder questionnaire and is as of July 31, 2008. The selling stockholders may offer all, some or none of the shares. Because the selling stockholders may offer all or some portion of the shares, no estimate can be given as to the amount of the shares that will be held by the selling stockholders upon termination of any sales. The selling stockholders have agreed with us that for a period of 180 days, from June 2, 2008, which period ends on November 29, 2008, subject to certain exceptions, they will not, without our prior written consent, offer for sale, sell, pledge or otherwise dispose of any of the shares or enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of such shares. The selling stockholders listed in the table below may have acquired beneficial ownership of additional shares since the date this information was last provided to us. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements to the extent required. From time to time, additional information concerning ownership of the shares may rest with selling stockholders not named in the table below and of whom we are unaware. In addition, the conversion price of the notes and the exercise price of the warrants, and therefore the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants, is subject to adjustment.

	Prior to offering			Shares that may be offered		After offering
Selling stockholder and address	Shares beneficially held		Percent beneficially held			Shares to be beneficially held		Percent to be beneficially held
Francisco Partners II, L.P.	2,119,460	(1)	5.2%	2,090,741	(2)	0	(4)	0%
One Letterman Drive, Building C Suite 410 San Francisco, CA 94129
Francisco Partners Parallel Fund II, L.P.	2,119,460	(1)	5.2%	28,719	(3)	0	(4)	0%
One Letterman Drive, Building C Suite 410 San Francisco, CA 94129

Total:	2,119,460			2,119,460		0

(1)	Comprising 1,900,674 shares underlying the note held by Francisco Partners II, L.P., 190,067 shares underlying the warrant held by Francisco Partners II, L.P., 26,108 shares underlying the note held by Francisco Partners Parallel Fund II, L.P. and 2,611 shares underlying the warrant held by Francisco Partners Parallel Fund II, L.P.
(2)	Comprising 1,900,674 shares underlying the note and 190,067 shares underlying the warrant.
(3)	Comprising 26,108 shares underlying the note and 2,611 shares underlying the warrant.
(4)	Assuming that all of the shares are sold by the selling stockholders.

To partially finance our September 2006 acquisition of certain assets of the NetCache business from Network Appliance, Inc., we sold $25,236,000 of our Series A Preferred Stock on June 22, 2006 to the two Francisco Partners entities listed in the selling stockholder table. In accordance with an investor rights agreement signed the same day and following his nomination by Francisco Partners, we appointed Keith B. Geeslin, a partner with Francisco Partners, to our board of directors. The preferred stock was converted to 2,880,000 shares of our common stock in September 2007 and subsequently sold by Francisco Partners. Following the sale of the shares of our common stock, Francisco Partners’ right to nominate a director of their choosing to our board of directors expired. However, Mr. Geeslin continues to serve on our board of directors. Pursuant to our stock-based compensation plans, as compensation for his services as director, Mr. Geeslin held options to purchase 36,000 shares of our common stock as of April 30, 2008 and will be eligible to be granted additional stock options in the future. Except as stated above and elsewhere in this prospectus under the caption “Blue Coat Systems, Inc.—Packeteer Acquisition and Related Private Placement,” there have been no material relationships between us and any of the selling stockholders within the past three years.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the resale of the shares offered by this prospectus. The selling stockholders may offer and sell shares of our common stock from time to time. In addition, the selling stockholders’ donees, pledgees, transferees and successors in interest may sell shares of our common stock received from the selling stockholders from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The aggregate proceeds to the selling stockholders from the resale of the shares will be the purchase price of the common stock less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of shares to be made directly or through agents.

The shares may be resold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors, or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any selling stockholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the resale of the shares by selling stockholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, the selling stockholders named in this prospectus are not broker-dealers or affiliates of broker-dealers, they purchased the securities in the ordinary course of business and they did not, at the time of the purchase of the securities, have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of resale; or

•	negotiated prices.

These resales may be effected:

•	in brokers’ transactions;

•	in transactions on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market;

•	in transactions in the over-the-counter market;

•	in transactions directly with market makers;

•	in privately negotiated sales;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also (1) sell the shares short and deliver shares to close out short positions or (2) loan or pledge shares to broker-dealers that in turn may sell the shares.

A short sale of the shares by a broker-dealer, financial institution or selling stockholder would involve the sale of such shares that are not owned, and therefore must be borrowed, in order to make delivery of the shares in connection with such sale. In connection with a short sale of shares, a broker-dealer, financial institution or selling stockholder may purchase other shares of the common stock on the open market to cover positions created by short sales. In determining the source of shares to close out such short positions, the broker-dealer, financial institution or selling stockholders may consider, among other things, the price of shares of the common stock available for purchase in the open market.

At the time a particular offering of the shares is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the resale of shares by the selling stockholders.

Our common stock trades on the Nasdaq Global Select Market under the symbol “BCSI.”

We cannot assure you that any selling stockholder will resell any or all of its shares with this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the shares by other means not described in this prospectus. In addition, any shares covered by this prospectus that qualify for resale under Rule 144 of the Securities Act may be resold under Rule 144 rather than under this prospectus. The shares may be resold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be resold unless they have been registered or qualified for sale or the resale is entitled to an exemption from registration.

The selling stockholders and any other person participating in the resale of shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and resales of shares of the common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay all expenses of the registration statement to which this prospectus relates, excluding any underwriting discounts and commissions and fees of any counsel acting on behalf of the selling stockholders.

Under the registration rights agreement, we are obligated to keep the registration statement continuously effective under the Securities Act until the earlier of:

(1) the date as of which each of the selling stockholders is permitted to sell its shares without restriction pursuant to Rule 144 under the Securities Act; or

(2) the date as of which all shares have been sold pursuant to the registration statement, Rule 144 or another transaction in which the purchaser receives shares that do not bear any legends on the stock certificates and are freely tradable.

Our obligation to keep the registration statement effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the shares pursuant to the registration statement.

We may (not more than twice in any 12-month period, each time for not more than 45 days) suspend the use of the registration statement during any period when (i) we are not eligible to use Form S-3, (ii) the SEC or Nasdaq requests that we amend or supplement the registration statement or requests additional information relating thereto, (iii) the SEC or Nasdaq issues (or initiates proceedings to issue) a stop order or similar order against the registration statement, (iv) in the good faith determination of our Board, the prospectus (including any amendments or documents incorporated by reference) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing, provided however that we will use commercially reasonable efforts to cure such untrue statement or omission, or (v) in the good faith determination of our Board, the use of this registration statement would require the disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company and all stockholders of the Company with similar registration rights are also prohibited from selling securities of the Company. If such a suspension occurs and to the extent required under the Securities Act, we will file a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates.

VALIDITY OF SECURITIES

The validity of the shares in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements of Blue Coat Systems, Inc. appearing in Blue Coat Systems, Inc.’s Annual Report (Form 10-K) for the year ended April 30, 2008 including the schedule appearing therein, and the effectiveness of Blue Coat Systems, Inc.’s internal control over financial reporting as of April 30, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the resale of the shares being registered hereby.

Amount to be Paid
Registration fee	$1,212
Printing	4,500
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Miscellaneous	24,288

TOTAL	$80,000

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

The Registrant has entered into indemnification agreements with its executive officers and directors. The indemnification agreements provide such executive officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant currently maintains a directors’ and officers’ liability insurance policy to insure such persons against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 No. 333-87997)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Blue Coat Systems, Inc. dated September 12, 2002 (incorporated by reference to Exhibit 3.4 of Form 10-Q filed on December 16, 2002)

3.3	Certificate of Amendment to Certificate of Incorporation of Cacheflow International Inc., changing its name from Cacheflow International Inc. to Blue Coat Systems International Inc. (incorporated by reference to Exhibit 3.5 of Form 10-Q filed on December 16, 2002)

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 99.1 of Form 8-K filed on November 19, 2007)

4.1	Final Form of Note (incorporated by reference to Exhibit 4.01 of Form 8-K filed on June 3, 2008)

5.1*	Opinion of Davis Polk & Wardwell

10.1	Final Form of Warrant (incorporated by reference to Exhibit 10.01 of Form 8-K filed on June 3, 2008)

10.2	Note Purchase Agreement dated April 20, 2008 among Blue Coat Systems, Inc., Manchester Securities Corp. and Francisco Partners II, L.P. (incorporated by reference to Exhibit 10.01 of Form 8-K filed on April 23, 2008)

10.3	Registration Rights Agreement dated June 2, 2008 among Blue Coat Systems, Inc., Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (incorporated by reference to Exhibit 10.02 of Form 8-K filed on June 3, 2008)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and

Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 4, 2008.

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian M. NeSmith
Brian M. NeSmith President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian M. NeSmith and Kevin S. Royal, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian M. NeSmith	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2008
Brian M. NeSmith

/s/ Kevin S. Royal	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2008
Kevin S. Royal

/s/ David W. Hanna	Chairman of the Board	August 4, 2008
David W. Hanna

/s/ James A. Barth	Director	August 4, 2008
James A. Barth

/s/ Keith B. Geeslin	Director	August 4, 2008
Keith B. Geeslin

/s/ Timothy A. Howes	Director	August 4, 2008
Timothy A. Howes

/s/ James R. Tolonen	Director	August 4, 2008
James R. Tolonen

EXHIBIT INDEX

Exhibit No.	Document
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 No. 333-87997)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Blue Coat Systems, Inc. dated September 12, 2002 (incorporated by reference to Exhibit 3.4 of Form 10-Q filed on December 16, 2002)

3.3	Certificate of Amendment to Certificate of Incorporation of Cacheflow International Inc., changing its name from Cacheflow International Inc. to Blue Coat Systems International Inc. (incorporated by reference to Exhibit 3.5 of Form 10-Q filed on December 16, 2002)

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 99.1 of Form 8-K filed on November 19, 2007)

4.1	Final Form of Note (incorporated by reference to Exhibit 4.01 of Form 8-K filed on June 3, 2008)

5.1*	Opinion of Davis Polk & Wardwell

10.1	Final Form of Warrant (incorporated by reference to Exhibit 10.01 of Form 8-K filed on June 3, 2008)

10.2	Note Purchase Agreement dated April 20, 2008 among Blue Coat Systems, Inc., Manchester Securities Corp. and Francisco Partners II, L.P. (incorporated by reference to Exhibit 10.01 of Form 8-K filed on April 23, 2008)

10.3	Registration Rights Agreement dated June 2, 2008 among Blue Coat Systems, Inc., Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (incorporated by reference to Exhibit 10.02 of Form 8-K filed on June 3, 2008)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.